Accountants' Consent



The Board of Directors
Pointe Financial Corporation
Boca Raton, Florida:

We consent to the use of our report dated January 21, 2000 relating to the consolidated balance sheets as of December 31, 1999 and 1998 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 of Pointe Financial Corporation in the 1999 Form 10-K of Pointe Financial Corporation.




HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
February 18, 2000